Exhibit 5.1
May 9, 2006
Claire’s Stores, Inc.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027
          Re: Registration Statement on Form S-8
Gentlemen:
          We have acted as counsel to Claire’s Stores, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form S-8 filed on or about the date hereof (the “Registration Statement”). The Registration Statement relates to 9,295,792 shares of the Company’s common stock, $0.05 par value per share (the “Shares”) and related preferred share purchase rights issuable from time to time under the Company’s Amended and Restated 2005 Incentive Compensation Plan, as amended (the “Plan”) pursuant to stock options, stock appreciation rights, grants of restricted stock and other equity compensation awards. The Plan provides that the total number of Shares reserved and available for delivery under the Plan is 2,000,000 Shares plus 7,295,792 Shares that remained available for delivery under the Company’s 1996 Stock Option Plan as of June 28, 2005.
          In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Amended and Restated Articles of Incorporation and By-Laws of the Company as currently in effect, (b) the Registration Statement, (c) the Plan, (d) certain resolutions adopted by the Board of Directors of the Company, and (e) such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.
          Based upon such examination and review, we are of the opinion that when the Registration Statement becomes effective under the Securities Act and the Shares are issued in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable securities of the Company.
          The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Florida, and we express no opinion as to the effect on the matters covered by any other jurisdiction.
          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ GREENBERG TRAURIG, P.A.

GREENBERG TRAURIG, P.A.